Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and Nine Months of Fiscal 2017

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 4, 2017--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported sales and net income for the three and nine months ended June 24, 2017. Net sales totaled $984.4 million and net income totaled $11.5 million for the third quarter ended June 24, 2017, compared with $957.2 million and $12.7 million, respectively, for the third quarter of fiscal year 2016.

Net sales totaled $2.91 billion and net income totaled $34.5 million for the nine months ended June 24, 2017, compared with $2.83 billion and $40.0 million, respectively, for the nine months ended June 25, 2016.

The three-month period ended June 2017 benefitted from extra Easter sales. Easter occurred in April 2017 and benefitted third quarter 2017 sales. Easter occurred in March 2016, in the Company’s second fiscal 2016 quarter.

Robert P. Ingle II, Chairman of the Board, stated, “We continue to improve our store base to offer more products and a great shopping experience to our customers. We have a number of projects in process that will contribute to our long-term performance.”

Third Quarter Results

Net sales increased by $27.2 million, or 2.8%, to $984.4 million for the three months ended June 24, 2017, from $957.2 million for the three months ended June 25, 2016. Sales increased in every retail product category and in non-retail operations. Excluding gasoline sales and the effect of extra Easter sales in the current quarter, retail grocery comparable store sales increased 0.8% over the comparative fiscal third quarter. The number of customer transactions (excluding gasoline) were unchanged and the average transaction size (excluding gasoline) increased 2.0%.

Gross profit for the June 2017 quarter increased 1.8% to $237.1 million, compared with $232.9 million for the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.1% for the June 2017 quarter compared with 24.3% for the June 2016 quarter. Excluding gasoline sales, retail grocery gross margin decreased 64 basis points comparing the June 2017 and June 2016 fiscal quarters.

Operating and administrative expenses for the June 2017 quarter totaled $207.6 million, compared with $199.4 million for the June 2016 quarter. Most of the increase was due to higher personnel and other costs incurred to support increased sales.

Interest expense totaled $11.7 million for the three-month period ended June 24, 2017, and $11.2 million for the three-month period ended June 25, 2016. Total debt at the end of June 2017 was $870.7 million compared with $898.2 million at the end of June 2016. Interest rates have increased over the past twelve months, resulting in higher interest expense on the Company’s floating rate debt.

Net income totaled $11.5 million for the three-month period ended June 24, 2017, compared with $12.7 million for the three-month period ended June 25, 2016. Basic and diluted earnings per share for Class A Common Stock were $0.58 and $0.57, respectively, for the quarter ended June 24, 2017, compared with $0.64 and $0.63, respectively, for the quarter ended June 25, 2016. Basic and diluted earnings per share for Class B Common Stock were each $0.53 for the quarter ended June 24, 2017, and $0.59 for the quarter ended June 25, 2016.

Nine Month Results

Nine month fiscal 2017 and 2016 sales totaled $2.91 billion and $2.83 billion, respectively. The sales increase was broad-based across retail product categories and non-retail operations. Retail grocery comparable store sales, excluding the effect of gasoline increased 0.8%. The number of customer transactions and the average transaction size (both excluding gasoline) increased 0.8% and 0.5%, respectively.

Gross profit for the nine months ended June 24, 2017, increased 2.2% and totaled $702.3 million compared with $687.2 million for the first nine months of last fiscal year. Gross profit, as a percentage of sales, was 24.1% for the June 2017 nine-month period compared with 24.3% for the June 2016 nine-month period. Retail grocery segment gross profit as a percentage of sales, excluding gasoline sales, decreased five basis points comparing the first nine months of fiscal 2017 with the same fiscal 2016 period.

Operating and administrative expenses totaled $616.9 million for the nine months ended June 24, 2017, and $589.7 million for the nine months ended June 25, 2016. As discussed in the quarterly results above, most of the increase was due to higher personnel and other costs incurred to support increased sales. Interest expense increased $0.4 million to $34.8 million for the nine-month period ended June 24, 2017, compared with $34.4 million for the nine-month period ended June 25, 2016.

Net income totaled $34.5 million for the nine-month period ended June 24, 2017, compared with $40.0 million for the nine-month period ended June 25, 2016. Basic and diluted earnings per share for Class A Common Stock were $1.75 and $1.70, respectively, for the nine months ended June 24, 2017, compared with $2.03 and $1.98, respectively, for the nine months ended June 25, 2016. Basic and diluted earnings per share for Class B Common Stock were each $1.59 for the nine months ended June 24, 2017, compared with $1.85 of basic and diluted earnings per share for the nine months ended June 25, 2016.

Capital expenditures for the June 2017 nine-month period totaled $90.0 million, compared with $107.8 million for the June 2016 nine-month period. Capital expenditures this year are focused on store buildings opened this year (and scheduled to open early next year) as well as ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $140 million.

The Company currently has $162.6 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2016 Form 10-K and 2017 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 199 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 24,	June 25,	June 24,	June 25,
	2017	2016	2017	2016

Net sales	$984,398	$957,178	$2,913,308	$2,832,604
Gross profit	237,134	232,854	702,304	687,211
Operating and administrative expenses	207,595	199,434	616,915	589,654
Gain (loss) from sale or disposal of assets	125	(1,555)	1,493	(934)
Income from operations	29,664	31,865	86,882	96,623
Other income, net	1,030	512	2,470	1,652
Interest expense	11,729	11,191	34,762	34,393
Income taxes	7,438	8,518	20,088	23,876
Net income	$11,527	$12,668	$34,502	$40,006

Basic earnings per common share – Class A	$0.58	$0.64	$1.75	$2.03
Diluted earnings per common share – Class A	$0.57	$0.63	$1.70	$1.98
Basic earnings per common share – Class B	$0.53	$0.59	$1.59	$1.85
Diluted earnings per common share – Class B	$0.53	$0.59	$1.59	$1.85

Additional selected information:
Depreciation and amortization expense	$27,835	$26,952	$82,748	$79,344
Rent expense	$3,535	$3,580	$10,344	$10,458

Condensed Consolidated Balance Sheets (Unaudited)

	June 24,	September 24,
	2017	2016
ASSETS
Cash and cash equivalents	$8,019	$5,680
Receivables-net	63,507	61,735
Inventories	348,285	343,881
Other current assets	11,620	7,191
Property and equipment-net	1,252,737	1,247,882
Other assets	21,894	20,109
TOTAL ASSETS	$1,706,062	$1,686,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$37,113	$10,001
Accounts payable, accrued expenses and current portion of other long-term liabilities	228,161	231,604
Deferred income taxes	71,537	71,449
Long-term debt	833,625	866,473
Other long-term liabilities	40,696	36,776
Total Liabilities	1,211,132	1,216,303
Stockholders' equity	494,930	470,175
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,706,062	$1,686,478

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer